UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2025

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36159	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

710 North Tucker Boulevard, Suite 110, St. Louis, Missouri	63101
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	STXS	NYSE American LLC

Item 1.01. Entry into a Material Definitive Agreement

On August 29, 2025, Stereotaxis, Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with Roth Capital Partners, LLC, as sales agent (“Roth Capital”). Pursuant to the terms of the Sales Agreement, the Company may sell from time to time through Roth Capital, as sales agent and/or principal, shares of the Company’s common stock, par value $0.001 per share (“Shares”), with an aggregate sales price of up to $50,000,000. The Company intends to use the net proceeds from the sale of the Shares for working capital, research and development, and other general corporate purposes, including the accelerated commercialization of our innovation pipeline.

Any sale of Shares pursuant to the Sales Agreement will be made under the Company’s effective “shelf” registration statement (the “Registration Statement”) on Form S-3 (File No. 333-272102), which became effective on June 6, 2023, and included the base prospectus (the “Base Prospectus”), and under the related prospectus supplement (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “SEC”) dated August 29, 2025. The Shares that may be offered, issued, and sold under the Prospectus Supplement are included in the $100,000,000 of securities that may be offered, issued, and sold by the Company under the Base Prospectus.

Under the Sales Agreement, the Company may offer and sell Shares through Roth Capital acting as sales agent and/or principal. Sales can be made by any method deemed an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act or through privately negotiated transactions.

Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, Roth Capital is required to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Shares from time to time based upon the Company’s instructions, including with regard to the number of Shares to be issued, the dates on which such sales may be made, any limitation on the number of Shares to be sold in any one day and any minimum price below which sales may not be made. Roth Capital may also buy Shares as principal for its own account at prices agreed upon at the time of sale, in which case we will enter into a separate terms agreement with them. Roth Capital is not under any obligation to purchase Shares on a principal basis pursuant to the Sales Agreement, except as otherwise specifically agreed by Roth Capital and the Company pursuant to a separate terms agreement. The Company or Roth Capital, under certain circumstances and upon notice to the other, may suspend the offering of the Shares under the Sales Agreement.

Roth Capital will be paid a placement fee of up to 3.0% of the gross sales price of the of the Shares sold pursuant the Sales Agreement. In addition, the Company has agreed to reimburse Roth Capital for certain specified expenses, including the fees and disbursements of its counsel in an amount not to exceed $50,000, in addition to certain ongoing disbursements not to exceed $5,000 per calendar quarter during any quarter in which sales pursuant to the Sales Agreement are made. The Company has also agreed to indemnify Roth Capital against certain liabilities.

The Company is not obligated to make any sales under the Sales Agreement, and any sales will depend on market conditions and the Company’s capital needs. The offering will terminate upon the sale of shares in an aggregate amount specified in the Sales Agreement, or sooner if terminated by either party pursuant to its terms.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Sales Agreement is also incorporated by reference into the Registration Statement.

The representations, warranties and covenants contained in the Sales Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Sales Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Sales Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Sales Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic and current reports and other filings with the SEC.

The above disclosure shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The legal opinion, including the related consent, of Bryan Cave Leighton Paisner LLP relating to the legality of the issuance and sale of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K and is also incorporated by reference into the Registration Statement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
1.1	Sales Agreement, dated as of August 29, 2025, between Stereotaxis, Inc. and Roth Capital Partners, LLC
5.1	Opinion of Bryan Cave Leighton Paisner LLP
23.1	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: August 29, 2025	By:	/s/ Kim Peery
	Name:	Kim Peery
	Title:	Chief Financial Officer